ERIE, PA., May 5, 2005 — Rent-Way, Inc. (NYSE:RWY) today announced that William S. Short, Rent-Way’s President, has been appointed to the Board of Directors. Mr. Short will serve as a Class III director with a term expiring at the company’s annual meeting in 2007. “I am delighted to welcome Bill Short to the Board,” stated William Morgenstern, Rent-Way’s Chairman. “Having his perspective in the boardroom will be invaluable as we chart Rent-Way’s course going forward”.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 780 stores in 34 states.